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                                                                     EXHIBIT 4.2
                                                                  CONFORMED COPY

      ASSUMPTION AGREEMENT, dated as of November 19, 2004, made by TBC Parent Holding Corp. (the "Additional Grantor"), in favor of JPMorgan Chase Bank, N.A., as collateral agent (in such capacity, the "Collateral Agent") for the banks and other financial institutions or entities (the "Lenders") parties to the Credit Agreement referred to below, The Prudential Insurance Company of America ("Prudential") and the Prudential Affiliates (as defined in the Note Agreements referred to below; the Lenders, Prudential and the Prudential Affiliates collectively referred to as the "Secured Parties"). All capitalized terms not defined herein shall have the meaning ascribed to them in such Credit Agreement.

                              W I T N E S S E T H :

      WHEREAS, TBC Parent Holding Corp. and TBC Corporation (the "Borrowers"), the Lenders, the Administrative Agent and the Co-Administrative Agent have entered into a Credit Agreement, dated as of March 31, 2003, as amended and restated as of November 29, 2003, and as further amended and restated as of November 19, 2004, (as further amended, supplemented or otherwise modified from time to time, the "Credit Agreement");

      WHEREAS, the Borrowers and Prudential have entered into the Second Amended and Restated Note Agreement, dated as of April 1, 2003, as amended by Amendment No. 1 to Second Amended and Restated Note Agreement, dated as of November 29, 2003, and as further amended by Amendment No. 2 to Second Amended and Restated Note Agreement, dated as of November 19, 2004 (as amended, supplemented or otherwise modified from time to time, the "Existing Note Agreement") and the Borrowers, Prudential and the Prudential Affiliates have entered into the Note Purchase Agreement, dated as of April 1, 2003, as amended by Amendment No. 1 to Note Purchase Agreement, dated as of November 29, 2003, and as further amended by Amendment No. 2 to Note Purchase Agreement, dated as of November 19, 2004 (as amended, supplemented or otherwise modified from time to time, the "Additional Note Agreement") (the Existing Note Agreement and the Additional Note Agreement collectively referred to as "Note Agreements");

      WHEREAS, in connection with the Credit Agreement and the Note Agreements, the Borrowers and certain of their Affiliates (other than the Additional Grantor) have entered into the Guarantee and Collateral Agreement, dated as of March 31, 2003 (as amended by the amendment dated as of November 29, 2003, and as further amended, supplemented or otherwise modified from time to time, the "Guarantee and Collateral Agreement") in favor of the Collateral Agent for the benefit of the Secured Parties;

      WHEREAS, the Credit Agreement and the Note Agreements require the Additional Grantor to become a party to the Guarantee and Collateral Agreement; and

      WHEREAS, the Additional Grantor has agreed to execute and deliver this Assumption Agreement in order to become a party to the Guarantee and Collateral Agreement;

      NOW, THEREFORE, IT IS AGREED:

      1. Guarantee and Collateral Agreement. By executing and delivering this Assumption Agreement, the Additional Grantor, as provided in Section 8.14 of the Guarantee and Collateral Agreement, hereby becomes a party to the Guarantee and Collateral Agreement as


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a Grantor and Guarantor thereunder with the same force and effect as if originally named therein as a Grantor and Guarantor and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of a Grantor and Guarantor thereunder. The information set forth in Annex 1 hereto includes all information with respect to the Additional Grantor required to be set forth in the Schedules to the Guarantee and Collateral Agreement. The Additional Grantor hereby represents and warrants that each of the representations and warranties contained in Section 4 of the Guarantee and Collateral Agreement is true and correct on and as the date hereof (after giving effect to this Assumption Agreement) as if made on and as of such date.

      2. GOVERNING LAW. THIS ASSUMPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.



                                       2
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      IN WITNESS WHEREOF, the undersigned has caused this Assumption Agreement to be duly executed and delivered as of the date first above written.



                                        TBC PARENT HOLDING CORP.



                                        By: /s/ Thomas W. Garvey
                                          --------------------------------------
                                          Name:  Thomas W. Garvey
                                          Title: Executive Vice President/
                                                 Chief Financial Officer


363675.1


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                                                                         ANNEX 1


Notice Address of Additional Grantor:

TBC Corporation
7111 Fairway Drive
Suite 201
Palm Beach Gardens, Florida 33418


Stock Pledged by Additional Grantor:

Certificate No. N-1, representing one share of Common Stock of TBC Private Brands, Inc.


Location of Jurisdiction and Chief Executive Office:

Additional Grantor is a Delaware corporation. The location of its chief executive office is:

7111 Fairway Drive
Suite 201
Palm Beach Gardens, Florida 33418


Trademarks, Tradenames and Copyrights:

None